Exhibit 99.2

Under Armour: First Quarter 2009 Earnings Call (Brad Dickerson)

Thanks, David. With Kevin and David having taken you through some highlights and strategies for our business, I would now like to spend some time on our first quarter financial results.

Our net revenues for the first quarter of 2009 increased 27% to $200.0 million. Driven by our entry into Running Footwear as well as shipments of Performance Training Footwear – which launched in the second quarter of 2008 – footwear revenues in the quarter increased $40.3 million to $56.9 million. Our apparel revenue growth rate in the first quarter improved slightly from the rate reported in the fourth quarter of 2008. Year-over-year, apparel net revenues were up 2.4% to $132.2 million in the first quarter, with our Women’s business generating the strongest growth rate. Our direct-to-consumer channel continues to be a strong performer and was up 38% for the quarter.

First quarter gross margins were 45.3% compared with 47.6% in the prior year’s quarter. There were several puts and takes that impacted the gross margin for the quarter.

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First was the impact of the higher proportion of footwear sales in the quarter. As we have discussed, footwear has lower product margins than apparel. In addition, footwear has an increased level of markdown allowances associated with it due to the seasonal nature of the business. As we mature, we expect to improve our planning of product flow.

•	Second, on the apparel side, margins were impacted by a less favorable product mix as well as some higher product costs.

•	Finally, due to trends in the current environment, our licensed business declined 7% in the quarter, adding to gross margin pressure year-over-year.

Driven by strong top line growth in the quarter, selling, general and administrative expenses as a percentage of net revenues decreased to 41.3% in the first quarter of 2009 compared with 44.9% in the prior year’s period. SG&A dollars increased $12.2 million to $82.7 million during the first quarter, with nearly half of the growth driven by increased marketing expenditures. As a percentage of net revenues, marketing declined to 16.5% in the first quarter compared with 17.8% in the prior year. For the full year, we still expect to invest in marketing at the high-end of the range of 12% to 13% of net revenues.

Operating income during the first quarter increased 84% to $7.9 million compared with $4.3 million in the prior year. Operating margin was 4.0% compared with 2.7% in the prior-year quarter.

Below the operating income line, there are a couple of items to address. Net Interest Expense for the quarter was $860 thousand compared with expense of $90 thousand in the prior year’s period. As discussed during our previous call, in January we entered into a new $200 million revolving credit facility. In connection with this, we terminated the prior $100 million facility, which resulted in a $400 thousand write-off of deferred financing costs. The balance of the interest expense primarily relates to interest on our subordinated debt.

The hedging strategies implemented at the end of 2008 allowed us to limit our exposure to foreign currency exchange fluctuations. During the first quarter of 2009, we recognized a slight foreign currency gain. Although the gain was much smaller than the $600 thousand gain recognized in the first quarter of 2008, it was much improved from the $4.6 million foreign currency loss reported in the fourth quarter of 2008. With that said, there is no perfect hedge, and there is still risk that our results in future periods could be impacted, positively or negatively, by foreign currency fluctuations.

Our effective income tax rate in the first quarter was 43.8% compared with 40.3% in the first quarter of 2008. Based on certain tax strategies being implemented in 2009, we are estimating our full year tax rate to be improved from our 45.3% effective tax rate in 2008.

Our resulting net income in the first quarter rose 38% to $4.0 million compared with $2.9 million in the prior year period. First quarter diluted earnings per share increased 33% to $0.08 compared with $0.06 in the prior year.

Now a few moments on the balance sheet. Total cash and cash equivalents at quarter-end increased $48.0 million to $65.6 million compared with $17.6 million at March 31, 2008. Cash, net of debt, increased $48.1 million at quarter-end to $46.9 million compared with net debt of $1.2 million at March 31, 2008. We currently have no borrowings outstanding on our $200 million credit facility.

Net accounts receivable grew only 3.9% on a year-over-year basis, which was significantly below our net revenue growth for the quarter. In addition to the timing of shipments in the quarter and the higher mix of direct-to-consumer sales, net A/R was also impacted by a year-over-year increase in the allowance for doubtful accounts during the first quarter.

Inventory at quarter-end decreased 2.1% to $164.4 million compared with $167.9 million at March 31, 2008. Running footwear was an allocated program, and as such, much of it shipped directly from the factory to the customer, which benefited our inventory balance at the end of the first quarter. Additionally, we continue to focus on our three main components of inventory management – (1) managing our inventory buy, (2) reducing our production lead times, and (3) selling excess inventory through our outlets and other liquidation channels. Proper inventory management is critical to both our financial strength and brand integrity, especially in this environment. We need to continue to focus on improving our inventory turns by year-end.

Our investment in capital expenditures in the first quarter was $8.7 million. During our last call, we announced that we would be taking a more conservative approach in 2009 and would plan our cap-ex down year-over-year. Based on our current plans, we now anticipate 2009 cap-ex to be in the range of $30-$35 million, below the $41 million invested in 2008. In addition to the 6 to 10 outlet stores we are planning to open this year, significant portions of our investments will go towards improvements at our distribution center, in-store fixtures and concept shops. Although in the past we have stated that we would anticipate future cap-ex to grow in line with our top line, we believe this year-over-year reduction in cap-ex is appropriate in the current environment.

We are pleased with the results we have delivered to-date in 2009, and we continue to believe in the growth opportunities that we have this year and in future years. We have shown discipline around cost management with a continued willingness to invest in the areas of our Company that will be most critical to our near and mid-term growth. As we look forward to the remainder of 2009, there are a number of factors that can impact our full-year results, which I would like to discuss.

Beginning with the top line. Overall, I would like to point out that we have not assumed an improvement in the environment this year and are planning our business conservatively, especially around our U.S. apparel business.

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With our entry into the running footwear category, footwear remains planned as our largest revenue growth driver in 2009, and the next key indicator will be the performance of our updated running line for back-to-school.

•	We are pleased with how our training footwear performed at retail during the first quarter, but with our entry into running footwear we have planned this business down in 2009.

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Finally, one note regarding the seasonality of net revenues in the back half. As you will recall, in the fourth quarter of 2008 we saw a meaningful slowdown in the environment, which caused back half revenues to be much more heavily weighted towards the third quarter. We do not anticipate back half revenues in 2009 to be as heavily skewed towards the third quarter.

Moving onto gross margins. As we have previously discussed, footwear gross margins are lower than apparel gross margins. With a majority of our top line growth anticipated to come from footwear in 2009, and lacking significant offsets to other components of our gross margin, we anticipate full year gross margins to be down year-over-year. Additionally, we anticipate the fourth quarter to be our highest gross margin quarter for the year.

As we said during our last call, we would like to protect operating margins on a full-year basis. However, we are still being impacted by visibility challenges to the top line as well as market uncertainty. One item that we do control is our level of SG&A investment this year. We continue to balance the need for tight cost controls with the importance of key investments to our long-term growth, and we are currently planning 2009 SG&A dollars to grow in the low-teens on a percentage basis year-over-year. Additionally, we do not anticipate any significant change in the timing of our SG&A spend as compared to 2008.

I would also like to provide you with some color around the second quarter. Similar to previous years, our second quarter is anticipated to be the lowest quarter from both a top line and earnings perspective. In addition, in 2009, we are comping last year’s second quarter trainer launch, which will offset much of the growth in other areas of the business.

We continue to remain cautious in our view of the business this year, and like many companies in this environment, we are adjusting our outlook for the mid-term horizon as we cannot predict when the environment will improve. However, we have many untapped growth opportunities and remain positive on our long-term prospects. We are focused on the health of our balance sheet, driving liquidity, and effective cost management. Our commitment to our shareholders remains as we drive long-term value creation through financial discipline and investments in our growth platform.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.